UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



     Date of Report (Date of earliest events reported)    February 11, 2004
                                                        ----------------------
                                                         (February 10, 2004)
                                                        ----------------------



 Commission    Name of Registrants, State of Incorporation,    I.R.S. Employer
File Number    Address and Telephone Number                   Identification No.
-----------    --------------------------------------------   ------------------

 333-32170     PNM Resources, Inc.                                85-0468296
               (A New Mexico Corporation)
               Alvarado Square
               Albuquerque, New Mexico  87158
               (505) 241-2700

  1-6986       Public Service Company of New Mexico               85-0019030
               (A New Mexico Corporation)
               Alvarado Square
               Albuquerque, New Mexico  87158
               (505) 241-2700



                         ------------------------------

              (Former name, former address and former fiscal year,
                          if changed since last report)

Item 12.   Results of Operations and Financial Condition

       On February 10, 2004, PNM Resources, Inc. (the "Company") issued a press release announcing its unaudited results of operations for the three and twelve months ended December 31, 2003. The press release is furnished herewith as
Exhibit 99.1 and incorporated by reference herein.

       The Company's press release and other communications from time to time may include certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company's financial statements.

       Non-GAAP financial measures utilized by the Company include presentations of revenues, operating expenses, operating income, other income and deductions, net income, earnings per share and other GAAP measures of operating performance that exclude or include the effect of litigation settlements, accounting or regulatory changes, the restructuring of selected operations, certain merger activities and other similar events. The Company's management believes these non-GAAP financial measures provide useful information to investors by removing the effect of variances in GAAP reported results of operations that are not indicative of fundamental changes in the earnings capacity of the Company's operations. Management also believes that the presentation of the non-GAAP financial measure is consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods. The non-GAAP financial measures used by the Company should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Limitation on Incorporation by Reference

       In accordance with general instruction B.6 of Form 8-K, the information in this report, including exhibits, is furnished pursuant to Item 12 and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section and not deemed incorporated by reference in any filing under the Securities Act of 1933.


                                  EXHIBIT INDEX

Exhibit Number Description

    99.1 Press Release dated February 10, 2004 and PNM Resources, Inc. and Subsidiaries Consolidated Statements of Earnings for the three and twelve months ended December 31, 2003 and 2002.

                                  EXHIBIT 99.1


     Added Power Contracts, Strong Retail Electric Growth Boost PNM Earnings

         Full Year Highlights:
          o 2003 GAAP (generally accepted accounting principles) net earnings of $95.2 million, or $2.37 per diluted share, up from $63.7 million, or $1.61 per diluted share in 2002
          o Ongoing earnings (not including one-time gains or charges) of $1.95 per share for 2003, up 7.7 percent over previous year
          o    Total operating revenues up 23.2 percent, to $1.5 billion
          o Long-term power contracts tripled in 2003, helping boost wholesale electric revenues to $534.5 million for the year
          o    Retail electric growth 3.0 percent (weather adjusted)

         Fourth Quarter Highlights:
          o GAAP reported earnings of $0.32 per diluted share for the final three months of 2003, compared to GAAP earnings of $0.26 per diluted share in the fourth quarter of 2002
          o Ongoing earnings (not including one-time gains or charges) of $0.34 per share in the latest quarter, up 6.3 percent over same period in 2002
          o Largely due to mild weather, gas utility earnings were reduced by $0.04 per share

ALBUQUERQUE, N.M., February 10, 2004 - PNM Resources (NYSE: PNM) today reported ongoing earnings for 2003, before including one-time gains and charges, of $78.1 million, or $1.95 per diluted share, up 7.7 percent over 2002 ongoing earnings of $1.81 per share.

GAAP reported net earnings for 2003 included a one-time gain of $0.93 per share and net charges of $0.51 per share, increasing earnings for the year by a net of $0.42 per share. In 2002, one-time gains and charges reduced earnings by a net of $0.20 per share.

"The addition of new long-term power contracts for more than 330 megawatts, coupled with 3 percent growth in the PNM home service territory and our ongoing cost control efforts, were primarily responsible for 2003 earnings growth," said PNM Resources Chairman, President and Chief Executive Officer Jeff Sterba. "The gains we made in our wholesale power business and our core utility more than offset an electric rate reduction that took effect in September and a reduction in gas utility revenues due to warmer weather in 2003."

                               PNM Resources, Inc.
          Reconciliation of GAAP Reported to Ongoing Earnings Per Share
                    Quarter and Year ended December 31, 2003

                                   Three Months              Twelve Months
                                4Q 2003      4Q 2002       2003        2002
                              -----------  -----------  -----------  ----------
GAAP Reported EPS                 $ 0.32      $ 0.26       $ 2.37      $ 1.61
One-time charges                    0.02        0.10         0.51        0.24
One-time gains                        --       (0.04)       (0.93)      (0.04)
                              -----------  -----------  -----------  ----------
Ongoing earnings                  $ 0.34      $ 0.32       $ 1.95      $ 1.81
Average diluted shares (000s)     40,733      39,380       40,137      39,443

Fourth Quarter Performance Summary

Ongoing earnings for the final three months of 2003 grew 6.3 percent, to $0.34 per diluted share, compared to ongoing earnings of $0.32 per diluted share in the last quarter of 2002.

Compared to the final three months of the previous year, fourth quarter 2003 earnings improved due to long-term wholesale electric growth, customer growth in the company's retail electric and gas utility, reduced fuel costs and ongoing cost control efforts.

Fourth quarter earnings were reduced compared to the same period in 2002 by warmer weather, higher purchased power costs due to reduced plant availability and an electric rate reduction implemented in September 2003. The delayed implementation of a planned rate increase for the company's natural gas utility also reduced results by $0.08 a share below the company's expectations for the fourth quarter.

Consolidated gross margin (operating revenues less cost of energy) decreased $6.5 million, or about 4.0 percent, to $155.6 million in the most recent quarter. Retail electric gross margin decreased $10.5 million, or 10.8 percent, to $86.4 million, compared to $96.9 million in the fourth quarter 2002. Wholesale electric margin for the fourth quarter 2003 increased $8.6 million, or
64.0 percent, to $22.0 million, compared to $13.4 million in the same three months in 2002. (Kirtland Air Force Base became a wholesale power customer in March 2003, but is shown as a retail customer in the year-over-year comparison.) As the result of warmer weather during the final months of 2003 compared to the previous year, gas gross margin was reduced by $3.0 million in the fourth quarter 2003.

2003 FULL YEAR PERFORMANCE SUMMARY

Significant factors that affected PNM Resources earnings during 2003 included the addition of new long-term contracts and stabilized wholesale power markets, strong growth in the company's electric and gas utility, lower fuel costs, productivity improvements, warmer than normal temperatures that reduced gas margins, a reduction in retail electric rates and higher power costs due to less plant availability.

Consolidated gross margin (operating revenues less cost of energy) for 2003 increased $34.0 million, or 5.5 percent, to $653.0 million, compared to $618.9 million in the previous year.

Retail electric margin increased about $2.5 million. (Kirtland Air Force Base became a wholesale power customer in March 2003, but is shown as a retail customer in the year-over-year comparison.) In addition, the rate reduction that took effect in September was offset by lower cost of electricity production and growth. Wholesale electric gross margin was $38.5 million higher in 2003 than in the previous year. During 2003, PNM added a total of 330 megawatts in new long-term power contracts, which significantly boosted revenues and margin for the year.

Weather Impact and Underlying Growth

The year 2003 was one of the warmest in recent New Mexico history. The warmer temperatures increased retail electric sales during the summer months but reduced demand for natural gas during the colder months. As the result of warmer weather and the delay in implementation of new gas rates PNM made zero return on its gas utility for the year. Adjusting for the impact of weather on electric sales, the company estimates underlying growth in its New Mexico service territory was 3.0 percent in 2003.

ONE-TIME AND NON-RECURRING GAINS AND CHARGES

For the full year 2003, PNM Resources recorded a one-time gain of $61.9 million, or $0.93 per share, reflecting the cumulative effect of a change in accounting principle. One time charges in 2003 included a charge of $16.6 million, or $0.25 per share, incurred in the refinancing of long-term debt; a charge of $16.7 million, or $0.24 a share, due to the write-off of regulatory assets; and a charge of $1.3 million, or $0.02 per share, reflecting the cumulative effect of changing the pension valuation measurement date.

The net of one-time gains and charges in 2003 was a gain of $27.3 million, or $0.42 per diluted share. In 2002, PNM Resources reported a net charge of $12.8 million, or $0.20 per share, in one-time gains and charges.

OTHER RECENT SIGNIFICANT DEVELOPMENTS AFFECTING PNM RESOURCES:
          o On January 13, 2004, New Mexico regulators approved a $22 million revenue increase for the PNM gas utility. Increased rates for commercial customers took effect immediately, with the residential portion of the increase to begin in April.
          o On December 22, 2003, PNM entered into an agreement to provide an Arizona municipal utility with up to 35 megawatts of power. The 10-year contract is expected to produce about $12 million in revenues for the company in 2004.
          o On December 18, the PNM Resources Board of Directors declared the regular quarterly dividend on common stock of $0.23 per share. The indicated annual rate of $0.92 per share is unchanged from the previous quarter.
          o In the fourth quarter of 2003, the coal mine operations at San Juan Generating Station reached commercial operation status for the first time. In addition the mine completed on schedule its first long-wall mine changeover to a new coal seam.

EARNINGS GUIDANCE FOR 2004

Based on its financial and operating forecasts for 2004, PNM Resources today reaffirmed existing earnings guidance for the year. The company expects 2004 ongoing earnings will be between $1.90 and $2.15 per diluted share.

"In 2004, we will continue our efforts to expand our wholesale business by building on existing relationships and forming new long-term relationships," Sterba said. "We expect our expanding wholesale business, together with the impact of higher gas rates, lower fuel costs from the new San Juan underground mine, and continued productivity improvements, will help us meet our 2004 earnings goals."

EARNINGS TELECONFERENCE SCHEDULED

Additional financial and operating data for the Fourth Quarter and full year 2003 is available on the PNM website at http://www.pnm.com/invest/news/2004/0210_earnings.htm. The company has scheduled a teleconference for 9:00 a.m. Eastern Time February 11, 2004, to discuss 2003 earnings and other issues of interest to shareholders and investors. The public is invited to listen to the teleconference by calling 1-800-838-4403 after 8:45 a.m. ET. A webcast of the teleconference and accompanying slide presentation can be accessed through http://www.pnm.com/invest/news/2004/0210_earnings.htm

PNM Resources is an energy holding company based in Albuquerque, New Mexico. PNM, the principal subsidiary of PNM Resources, serves about 450,000 natural gas customers and 390,000 electric customers in New Mexico. The company also sells power on the wholesale market in the Western U.S. PNM Resources stock is traded primarily on the NYSE under the symbol PNM. For more information about our company, see our web site at www.pnm.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
--------------------------------------------------------------------------------
Statements made in this filing and documents the Company files with the SEC that relate to future events or the Company expectations, projections, estimates, intentions, goals, targets and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. You are cautioned that all forward-looking statements are based upon current expectations and estimates and we assume no obligation to update this information. Because actual results may differ materially from those expressed or implied by the forward-looking statements, the Company cautions you not to place undue reliance on these statements. Many factors could cause actual results to differ, and will affect the Company's future financial condition, cash flow and operating results. These factors include interest rates, weather, fuel costs, changes in supply and demand in the market for electric power, wholesale power prices, market liquidity, the competitive environment in the electric and natural gas industries, the performance of generating units and transmission system, state and federal regulatory and legislative decisions and actions, the outcome of legal proceedings and the performance of state, regional and national economies. For a detailed discussion of the important factors that affect the Company and that could cause actual results to differ from those expressed or implied by our forward-looking statements, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's current and future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and the Company's current and future Current Reports on Form 8-K, filed with the SEC.

                      PNM RESOURCES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (Unaudited)

                                                     Three Months Ended       Twelve Months Ended
                                                        December 31,              December 31,
                                                  ------------------------ -------------------------
                                                      2003         2002          2003        2002
                                                  -----------  ----------- ------------- -----------
                                                        (In thousands, except per share amounts)
Operating Revenues:
  Electric......................................  $ 252,410    $ 203,867   $ 1,097,136   $ 839,884
  Gas...........................................     90,067       87,993       358,267     277,406
  Unregulated businesses........................        174          152           311       1,404
                                                  -----------  ----------- ------------- -----------
    Total operating revenues....................    342,651      292,012     1,455,714   1,118,694
                                                  -----------  ----------- ------------- -----------
Operating Expenses:
  Cost of energy sold...........................    187,046      129,864       802,731     499,751
  Administrative and general....................     45,465       39,737       158,706     146,231
  Energy production costs.......................     36,758       45,117       140,584     149,528
  Depreciation and amortization.................     29,165       26,633       115,649     102,409
  Transmission and distribution costs...........     13,567       15,933        60,070      63,870
  Taxes, other than income taxes................      9,365        9,655        31,310      34,244
  Income taxes..................................      1,914        4,570        28,072      20,887
                                                  -----------  ----------- ------------- -----------
    Total operating expenses....................    323,280      271,509     1,337,122   1,016,920
                                                  -----------  ----------- ------------- -----------
    Operating income............................     19,371       20,503       118,592     101,774
                                                  -----------  ----------- ------------- -----------
Other Income and Deductions:
  Other income..................................     13,299        9,108        52,705      48,360
  Other deductions..............................     (5,460)      (2,072)      (46,153)    (12,306)
  Income tax (expense) benefit..................       (285)      (1,329)          183     (12,144)
                                                  -----------  ----------- ------------- -----------
    Net other income and deductions.............      7,554        5,707         6,735      23,910
                                                  -----------  ----------- ------------- -----------
    Income before interest charges..............     26,925       26,210       125,327     125,684
                                                  -----------  ----------- ------------- -----------
Interest Charges:
  Interest on long-term debt....................     11,490       14,824        59,429      56,409
  Other interest charges........................      1,649        1,017         6,760       5,003
                                                  -----------  ----------- ------------- -----------
     Net interest charges.......................     13,139       15,841        66,189      61,412
                                                  -----------  ----------- ------------- -----------
Preferred Stock Dividend Requirements of
  Subsidiary....................................        146          146           586         586
                                                  -----------  ----------- ------------- -----------
Net Earnings Before Cumulative Effect of a
  Change in Accounting Principles...............     13,640       10,223        58,552      63,686

Cumulative Effect of a Change in Accounting
  Principles Net of Tax of $(525) and $23,999...       (801)           -        36,621           -
                                                  -----------  ----------- ------------- -----------
Net Earnings....................................   $ 12,839     $ 10,223      $ 95,173    $ 63,686
                                                  ===========  =========== ============= ===========
Net Earnings per Common Share:

  Basic.........................................    $  0.32      $  0.26       $  2.39     $  1.63
                                                  ===========  =========== ============= ===========
  Diluted.......................................    $  0.32      $  0.26       $  2.37     $  1.61
                                                  ===========  =========== ============= ===========
Dividends Paid per Share of Common Stock........    $  0.23      $  0.22       $  0.91     $  0.86
                                                  ===========  =========== ============= ===========

              The accompanying notes are an integral part of these
                             financial statements.

SIGNATURES
----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             PNM RESOURCES, INC. AND
                                       PUBLIC SERVICE COMPANY OF NEW MEXICO
                                 -----------------------------------------------
                                                  (Registrants)


Date:  February 11, 2004                        /s/ Tom G. Sategna
                                 -----------------------------------------------
                                                  Tom G. Sategna
                                     Vice President and Corporate Controller
                                  (Officer duly authorized to sign this report)